PennyMac Announces Organizational Changes and

Update on Kurland Family Investments, LLC

Westlake Village, CA, November 18th, 2021 – PennyMac Financial Services, Inc. (NYSE: PFSI) and PennyMac Mortgage Investment Trust (NYSE: PMT) announced today that Andrew S. Chang has decided to step down from the positions of Senior Managing Director and Chief Operating Officer of both PFSI and PMT on December 31, 2021, in order to pursue other interests. Mr. Chang will assume a new position as Special Advisor to the Chairman and CEO, David Spector, at PFSI and PMT.

“Andy has been a dedicated leader and founding executive of PennyMac from its very beginning in 2008, and I am immensely grateful for the invaluable contributions he has made across the organization through his many and varied roles,” said Mr. Spector. “He has been an integral and influential part of our growth and success, and I look forward to tapping into Andy’s business acumen and strategic foresight in his new role.”

“From PennyMac’s inception, our founder Stan Kurland focused on proactively equipping the organization with the industry’s best talent and leadership capabilities as well as a succession planning discipline that provides sustainability in executing our growth-focused strategy. Stan’s legacy is the deep, experienced leadership teams that the companies have today, and while Andy’s daily presence will be missed, I am confident that we are positioned for continued success and growth in the years to come,” concluded Mr. Spector.

“I am incredibly proud to have been an integral part of the growth and success of these great companies over the last 14 years,” said Mr. Chang. “It has been a personal privilege to work alongside David and the talented leadership team and committed employees at PennyMac. This makes this difficult personal decision, which I have been weighing for some time, all the more bittersweet. I am confident that PennyMac will achieve even more growth and success in the years to come, and I look forward to remaining involved with the companies in my new role.”

In a regulatory filing today, it was disclosed that Kurland Family Investments, LLC has completed the sale of substantially all of its remaining shares of PFSI.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.

Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry and employs approximately 7,300 people across the country. For the twelve months ended September 30, 2021, PennyMac Financial’s production of newly originated loans totaled $257 billion in unpaid principal balance, making it the second largest mortgage lender in the nation. As of September 30, 2021, PennyMac Financial serviced loans totaling $495 billion in unpaid principal balance, making it a top ten mortgage servicer in the nation.

Additional information about PennyMac Financial Services, Inc. is available at ir.pennymacfinancial.com.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

Media	Investors
Kristyn Clark	Kevin Chamberlain
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